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                                   EXHIBIT 11
                THE CHASE MANHATTAN CORPORATION AND SUBSIDIARIES
                       COMPUTATION OF NET INCOME PER SHARE

Net income for primary and fully-diluted EPS are computed by subtracting from the applicable earnings the dividend requirements on preferred stock to arrive at earnings applicable to common stock and dividing this amount by the weighted-average number of common and common equivalent shares outstanding during the period. For a further discussion of the Corporation's earnings per share computation, see Note One of the Corporation's 1996 Annual Report.

(in millions, except per share amounts)                                 Three Months Ended               Six Months Ended
                                                                             June 30,                        June 30,
                                                                    -------------------------       -------------------------
EARNINGS PER SHARE                                                    1997             1996           1997             1996
                                                                    ---------       ---------       ---------       ---------
PRIMARY
Earnings:
Net Income                                                          $     925       $     856       $   1,852       $     767
Less:  Preferred Stock Dividend Requirements                               51              55             106             109
                                                                    ---------       ---------       ---------       ---------
Net Income Applicable to Common Stock                               $     874       $     801       $   1,746       $     658
                                                                    =========       =========       =========       =========
Shares:
Average Common and Common Equivalent Shares Outstanding                 434.9           444.8           438.0           445.4
Primary Earnings Per Share:
Net Income                                                          $    2.00       $    1.80       $    3.99       $    1.48
                                                                    =========       =========       =========       =========
ASSUMING FULL DILUTION
Earnings:
Net Income Applicable to Common Stock                               $     874       $     801       $   1,746       $     658
Shares:
Average Common and Common Equivalent Shares Outstanding                 434.9           444.8           438.0           445.4
Additional Shares Issuable Upon Exercise of Stock Options for
  Dilutive Effect                                                         1.1             3.6             1.7             4.8
                                                                    ---------       ---------       ---------       ---------
Adjusted Shares of Common and Equivalent Shares Outstanding             436.0           448.4           439.7           450.2
Earnings Per Share Assuming Full Dilution:
Net Income                                                          $    2.00       $    1.79       $    3.97       $    1.46
                                                                    =========       =========       =========       =========


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